Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ________________________

                                    Form S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                            ________________________

                               SPRINT CORPORATION
             (Exact name of registrant as specified in its charter)

                  Kansas                                48-0457967
       (State or other jurisdiction                  (I.R.S. Employer
     of incorporation or organization)              Identification No.)

            Post Office Box 7997, Shawnee Mission, Kansas 66207-0997
                    (Address of principal executive offices)
                            ________________________

                     MANAGEMENT INCENTIVE STOCK OPTION PLAN
                            (Full title of the Plan)
                            ________________________

                              CLAUDIA S. TOUSSAINT
    Vice President, Corporate Governance and Ethics, and Corporate Secretary
                                  P.O. Box 7997
                       Shawnee Mission, Kansas 66207-0997
                     (Name and address of agent for service)

          Telephone number, including area code, of agent for service:
                                 (913) 794-1513
                            ________________________




                         CALCULATION OF REGISTRATION FEE


                                                            Proposed          Proposed
                                            Amount           maximum           maximum          Amount of
 Title of securities                        to be         offering price      aggregate        Registration
  To be registered                      registered(1)        per unit       offering price          Fee


FON Common Stock, Series 1,
$2.00 par value (including
the associated  preferred
stock purchase rights) (2)              12,000,000        $17.22(3)          $206,640,000.00   $26,181.29



(1) This Registration Statement also relates to an indeterminate number of additional shares of FON Common Stock, Series 1 (and associated preferred stock purchase rights) that may be issued pursuant to anti-dilution and adjustment provisions of the Management Incentive Stock Option Plan.

(2) Each share of FON Common Stock, Series 1 also includes one-half of a preferred stock purchase right (Right). No separate consideration is payable for the preferred stock purchase rights. Accordingly no additional registration fee is required.

(3) Estimated solely for purposes of determining the registration fee in accordance with Rule 457(h)(1). The average of the high and low prices of the FON Common Stock on May 17, 2004, as reported in the consolidated reporting system, was $17.22.

(4) Of the amount due, the entire amount has previously been paid in connection with the registration of shares of PCS Common Stock under Registration Statement No. 333-92809, filed December 15, 1999, that have been withdrawn from registration.






                                Explanatory Note


     The shares of FON common stock registered pursuant to this registration statement will be issued under the Management Incentive Stock Option Plan. In addition to this registration statement, separate registration statements were filed registering shares of FON common stock and PCS common stock for issuance pursuant to the Management Incentive Stock Option Plan (Nos. 33-65149, 333-42077, 333-68737, 333-76783, 333-92809, 333-56938 and 333-75664).

     In February 2004, Sprint's board of directors approved the recombination of the PCS common stock and the FON common stock, effective on April 23, 2004 (the "Conversion Date"). Each share of PCS common stock outstanding was converted into .5 shares of FON common stock. Options to purchase PCS common stock outstanding on the Conversion Date were converted into options to purchase FON common stock. The number of shares of FON common stock issuable with respect to these options equals the number of shares of PCS common stock that would have been issuable with respect to these options in the absence of the recombination multiplied by the conversion ratio for the recombination. Following the Conversion Date, no shares of PCS common stock may be issued. Accordingly, the purpose of this registration statement is to register shares of FON common stock to replace the previously registered PCS common stock that had not been issued upon the exercise of options before the Conversion Date.

     PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Documents by Reference

     The following documents filed by Sprint Corporation ("Sprint") with the Securities and Exchange Commission (File No. 1-04721) are incorporated in this Registration Statement by reference:

     o    Sprint's  Annual  Report on Form 10-K for the year ended  December 31,
          2003.

     o Sprint's Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2004.

     o Sprint's Current Report on Form 8-K dated February 28, 2004, and filed March 1, 2004.

     o Sprint's Current Report on Form 8-K dated March 2, 2004, and filed March 3, 2004.

     o Sprint's Current Report on Form 8-K dated April 5, 2004 and filed April 5, 2004.

     o Description of FON Common Stock contained in Amendment No. 7 to Sprint's Registration Statement on Form 8-A relating to Sprint's FON Common Stock, filed April 12, 2004, and any amendment or report filed for the purpose of updating that description.

     o Description of Rights contained in Amendment No. 5 to Sprint's Registration Statement on Form 8-A relating to Sprint's Rights, filed April 12, 2004, and any amendment or report filed for the purpose of updating that description.

     All documents subsequently filed by Sprint pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, before the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part of this Registration Statement from the date of the filing of such documents. Sprint expressly excludes from such incorporation information furnished pursuant to Item 9 or Item 12 of any Current Report on Form 8-K, and the Audit Committee Report, the Report of the Compensation Committee, and the Performance Graph contained in any proxy statement filed by Sprint pursuant to Section 14 of the Securities Exchange Act of 1934, subsequent to the date of filing of this Registration Statement and before the termination of the offering of the securities covered by this Registration Statement.

Item 4. Description of Securities

     See Incorporation of Documents by Reference.

Item 5. Interests of Named Experts and Counsel

     The validity of the authorized and unissued shares of FON Common Stock and the related Rights to be issued under the Management Incentive Stock Option Plan was passed upon by Michael T. Hyde, Assistant Secretary of Sprint.

Item 6. Indemnification of Directors and Officers

     Consistent with Section 17-6305 of the Kansas Statutes Annotated, Article IV, Section 9 of the Amended and Restated Bylaws of Sprint provides that Sprint will indemnify directors and officers of the corporation against expenses, judgments, fines and amounts paid in settlement in connection with any action, suit or proceeding if the director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Sprint. With respect to a criminal action or proceeding, the director or officer must also have had no reasonable cause to believe his conduct was unlawful.

     Under Section 9, Sprint may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Sprint, or who is or was serving at the request of Sprint as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability arising out of his status as such, whether or not Sprint would have the power to indemnify such persons against such liability. Sprint carries standard directors and officers liability coverage for its directors and officers. Subject to certain limitations and exclusions, the policies reimburse Sprint for liabilities indemnified under Section 9.

     Sprint has entered into indemnification agreements with its directors and officers. These agreements provide for the indemnification, to the full extent permitted by law, of expenses, judgments, fines, penalties and amounts paid in settlement incurred by the director or officer in connection with any threatened, pending or completed action, suit or proceeding on account of service as a director, officer or agent of Sprint.

Item 8.   Exhibits

Exhibit
Number    Exhibits

4-A. The rights of  Sprint's  equity  security  holders  are  defined in Article
     Fifth, Article Sixth, Article Seventh and Article Eighth of the Articles of Incorporation of Sprint Corporation. The Restated Articles of Incorporation and amendments contained in the Certificate of Designation, Preference and Rights of Preferred Stock-Sixth Series and Certificate of Elimination of Designations of Preferred Stock-Eighth Series are filed as Exhibits 3(a), 3(b) and 3(c) to Sprint Corporation's Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2004, and incorporated herein by reference.

4-B. Second Amended and Restated Rights Agreement between Sprint Corporation and
     UMB Bank, n.a., as Rights Agent, dated as of March 16, 2004 and effective as of April 23, 2004 (filed as Exhibit 1 to Amendment No. 5 to Sprint Corporation's Registration Statement on Form 8-A relating to Sprint's Rights, filed April 12, 2004, and incorporated herein by reference).

4-C. Provisions  regarding the Kansas Control Share Acquisition  Statute are set
     forth in Article II, Section 5 of the Bylaws. Provisions regarding Stockholders' Meetings are set forth in Article III of the Bylaws. The Amended and Restated Bylaws are filed as Exhibit 3(d) to Sprint
     Corporation's Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2004, and incorporated herein by reference.

4-D Management Incentive Stock Option Plan, as amended (filed as Exhibit 10(d) to Sprint's Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2004 and incorporated herein by reference).

5.   Opinion and consent of Michael T. Hyde, Esq.

23-A Consent of Ernst & Young LLP.

23-B Consent of Michael T. Hyde,  Esq.  is  contained  in his  opinion  filed as
     Exhibit 5.

24.  Power of Attorney is contained on page II-5 of this Registration Statement.


Item 9. Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales of the securities being registered are being made, a post-effective amendment to this Registration
Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, unless such information is contained in a periodic report filed by the registrant pursuant to Section 13 or
          Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless such information is contained in a periodic report filed by the registrant pursuant to
          Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new
Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on the 18th day of May, 2004.

                              SPRINT CORPORATION



                              By:  /s/ Robert J. Dellinger
                                  (R. J. Dellinger, Executive Vice President)


                                POWER OF ATTORNEY

     We, the undersigned officers and directors of Sprint Corporation, hereby severally constitute G. D. Forsee, Len J. Lauer, R. J. Dellinger, Thomas A. Gerke and C. S. Toussaint and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement filed herewith and any and all amendments to said Registration Statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Sprint Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement and Power of Attorney have been signed by the following persons in the capacities and on the date indicated.



Name                    Title                                   Date

                           Chief Executive Officer and   )
/s/ Gary D. Forsee         Director)                     )
(G. D. Forsee)             (Principal Executive Officer  )
                                                         )
                                                         )
                           Executive Vice President      )
/s/ Robert J. Dellinger    and Chief Financial Officer   )   May 18, 2004
(R. J. Dellinger)          (Principal Financial Officer  )
                                                         )
                                                         )
/s/ J. P. Meyer            Senior Vice President and     )
(J. P. Meyer)              Controller                    )
                           (Principal Accounting Officer )

                                                         )
/s/ DuBose Ausley                                        )
(DuBose Ausley)         Director                         )
                                                         )
/s/ Gordon Bethune                                       )
(Gordon M. Bethune)     Director                         )
                                                         )
/s/ E. Linn Draper, Jr.                                  )
(E. Linn Draper, Jr.)   Director                         )
                                                         )
/s/ Deborah A. Henretta                                  )
(Deborah A. Henretta)   Director                         )
                                                         )
/s/ I. O. Hockaday, Jr.                                  )
(I. O. Hockaday, Jr.)   Director                         )
                                                         )
/s/ L. K. Lorimer                                        )
(L. K. Lorimer)         Director                         )
                                                         )
/s/ C. E. Rice                                           )   May 18, 2004
(C. E. Rice)            Director                         )
                                                         )
/s/ Louis W. Smith                                       )
(Louis W. Smith)        Director                         )
                                                         )
/s/ Gerald L. Storch                                     )
(Gerald L. Storch)      Director                         )
                                                         )

                          EXHIBIT INDEX

Exhibit
Number

4-A. The rights of  Sprint's  equity  security  holders  are  defined in Article
     Fifth, Article Sixth, Article Seventh and Article Eighth of the Articles of Incorporation of Sprint Corporation. The Restated Articles of Incorporation and amendments contained in the Certificate of Designation, Preference and Rights of Preferred Stock-Sixth Series and Certificate of Elimination of Designations of Preferred Stock-Eighth Series are filed as Exhibits 3(a), 3(b) and 3(c) to Sprint Corporation's Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2004, and incorporated herein by reference.

4-B. Second Amended and Restated Rights Agreement between Sprint Corporation and
     UMB Bank, n.a., as Rights Agent, dated as of March 16, 2004 and effective as of April 23, 2004 (filed as Exhibit 1 to Amendment No. 5 to Sprint Corporation's Registration Statement on Form 8-A relating to Sprint's Rights, filed April 12, 2004, and incorporated herein by reference).

4-C. Provisions  regarding the Kansas Control Share Acquisition  Statute are set
     forth in Article II, Section 5 of the Bylaws. Provisions regarding Stockholders' Meetings are set forth in Article III of the Bylaws. The Amended and Restated Bylaws are filed as Exhibit 3(d) to Sprint
     Corporation's Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2004, and incorporated herein by reference.

4-D Management Incentive Stock Option Plan, as amended (filed as Exhibit 10(d) to Sprint's Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2004 and incorporated herein by reference).

5.   Opinion and consent of Michael T. Hyde, Esq.

23-A Consent of Ernst & Young LLP.

23-B Consent of Michael T. Hyde,  Esq.  is  contained  in his  opinion  filed as
     Exhibit 5.

24.  Power of Attorney is contained on page II-5 of this Registration Statement.